Exhibit 10.4

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type that the registrant customarily and actually treats as private and confidential.

PLATFORM LICENSE AGREEMENT

Dated as of August 5, 2021

i

EXHIBITS

Exhibit A	Contributed Patents
Exhibit B	CpG Patents
Exhibit C	UBITh Patents

ii

PLATFORM LICENSE AGREEMENT

This Platform License Agreement (this “Agreement”), dated as of August 5, 2021 (the “Effective Date”), is entered into between the following parties:

(a)

United Biomedical, Inc., a company incorporated under the laws of Delaware (“UBI”), UBI IP Holdings, a company incorporated under the laws of the Cayman Islands (“IP Holdings”), and UBI US Holdings, LLC, a limited liability company formed under the laws of Delaware (“US Holdings”) (collectively, UBI, IP Holdings and US Holdings are “Licensors”); and

(b)	Vaxxinity, Inc., a company incorporated under the laws of Delaware (“Licensee”).

Licensors and Licensee are sometimes referred to individually as a “Party”, and collectively as the “Parties”.

RECITALS

WHEREAS, Licensors have developed, are developing and will continue to develop technologies related to vaccine candidates targeting various diseases and intellectual property rights related thereto;

WHEREAS, Licensors wish to grant to Licensee, and Licensee wishes to accept from Licensors, an exclusive license under the rights of Licensors and their Affiliates to the Contributed Assets (as defined herein) in the Field (as defined herein), subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

Definitions and Construction

Section 1.1 Definitions. As used in this Agreement, the following defined terms have the following meanings

(a) “Action” has the meaning set forth in Section 3.5.

(b) “Affiliate” means, with respect to any Person, any Person which directly or indirectly controls, is controlled by, or is under common control with such Person, for so long as such control continues. For purposes of this definition, “control” (including correlative meanings, the terms “controlled by” “controlling” or “under common control”) means, as to any Person, (i) beneficial ownership of greater than fifty percent (50%) of the stock, equity or other voting interests of a corporation or other business organization with voting interests, (ii) the ability to otherwise control or direct the decisions of the board of directors or equivalent governing body of a Person, or (iii) a greater than fifty percent (50%) interest in the net assets or profits of a partnership or other business organization without voting interests, or in any country where the local law will not permit foreign equity participation of a majority, ownership or control, directly or indirectly, of the maximum percentage of such outstanding stock or voting rights permitted by local law. For clarity, for purposes of this Agreement, Licensee and its subsidiaries, on the one hand, will be deemed to not be Affiliates of any of Licensors or their respective Affiliates (other than Licensee and its subsidiaries).

(c) “Agreement” has the meaning set forth in the first paragraph hereof.

(d) “Arising Know-How” means all Information owned or otherwise Controlled by Licensors or any of their Affiliates at any time during the Term, but excluding the Existing Know-How.

(e) “Arising Patents” means all Patents owned or otherwise Controlled by Licensors or any of their Affiliates at any time during the Term, but excluding the Existing Patents.

(f) “Arising Regulatory Documentation” means all Regulatory Documentation owned or otherwise Controlled by Licensors or any of their Affiliates at any time during the Term to the extent (but only to the extent) it relates to the making, having made, use, offer for sale, sale, or importation of any Product for use in the Field, but excluding the Existing Regulatory Documentation.

(g) “Arising Related Rights” means, to the extent they exist, all Inventions, Invention disclosures, and discoveries described in the Arising Patents, that either (i) are included in any claim in the Arising Patents or (ii) are subject matter capable of being reduced to a patent claim.

(h) “Confidential Information” has meaning set forth in Section 5.2(a).

(i) “Contributed Assets” means (i) the Contributed Patents, (ii) the Related Rights, (iii) the Contributed Know-How, and (iv) the Contributed Regulatory Documentation.

(j) “Contributed Know-How” means the Existing Know-How and the Arising Know-How.

(k) “Contributed Patents” means the Existing Patents and the Arising Patents.

(l) “Contributed Regulatory Documentation” means the Existing Regulatory Documentation and the Arising Regulatory Documentation.

(m) “Control” means, with respect to any item of Information, Regulatory Documentation, material, Patent, or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to effect a transfer or conveyance of, or to grant a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under, such Information, Regulatory Documentation, material, Patent, or other intellectual property right as provided for herein, in each case, without (i) violating the terms of any agreement or other arrangement with any Third Party or (ii) requiring the payment of consideration to or consent of a Third Party.

(n) “Disclosing Party” has meaning set forth in Section 5.2(a).

(o) “Effective Date” has the meaning set forth in the first paragraph hereof.

(p) “Encumbrance” means any mortgage, lien, license, pledge, security interest or other encumbrance.

(q) “Exclusive License” has meaning set forth in Section 2.1(a).

(r) “Existing Assets” means (i) the Existing Patents, (ii) the Existing Related Rights, (iii) the Existing Know-How, and (iv) the Existing Regulatory Documentation.

(s) “Existing Know-How” means all Information owned or otherwise Controlled by Licensors or any of their Affiliates as of the Effective Date.

(t) “Existing Patents” means all Patents owned or otherwise Controlled by Licensors or any of their Affiliates as of the Effective Date, including the Patents set forth on Exhibit A, Exhibit B and Exhibit C.

(u) “Existing Regulatory Documentation” means all Regulatory Documentation owned or otherwise Controlled by Licensors or any of their Affiliates as of the Effective Date to the extent (but only to the extent) it relates to the making, having made, use, offer for sale, sale, or importation of any Product for use in the Field.

(v) “Existing Related Rights” means, to the extent they exist, all Inventions, Invention disclosures, and discoveries described in the Existing Patents, that either (A) are included in any claim in the Existing Patents or (B) are subject matter capable of being reduced to a patent claim.

(w) “FDA” means the United States Food and Drug Administration and any successor agency thereto.

(x) “Field” means all human prophylactic and therapeutic uses.

(y) “Governmental Entity” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or other country, or any supranational organization, state, county, city or other political subdivision, including any Regulatory Authority.

(z) “HIV T-Cell Vaccine” means (i) the T-cell vaccine against human immunodeficiency virus (HIV) being developed by Licensors or (ii) any successor T-cell vaccine against human immunodeficiency virus (HIV) developed by Licensors at any time during the Term of the Agreement.

(aa) “HSV T-Cell Vaccine” means (i) the T-cell vaccine against herpes simplex virus (HSV) being developed by Licensors or (ii) any successor T-cell vaccine against herpes simplex virus (HSV) developed by Licensors at any time during the Term of the Agreement.

(bb) “Identified Existing Regulatory Documentation” means all Regulatory Documentation that to Licensors’ Knowledge constitutes Existing Regulatory Documentation.

(cc) “IgE Program” means (i) the Immunoglobulin E (IgE) vaccine against allergic reactions being developed by Licensors or (ii) any successor IgE vaccine against allergic reactions developed by Licensors at any time during the Term of the Agreement.

(dd) “Indemnified Party” and “Indemnifying Party” have the meanings set forth in .

(ee) “Information” means all technical, scientific, and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols; assays; and biological methodology; in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.

(ff) “Invention” means any discovery, improvement, process, formula, data, invention, know-how, trade secret, procedure, device, or other intellectual property, whether or not patentable, including any enhancement in the manufacture, formulation, ingredients, preparation, presentation, means of delivery, dosage or packaging of a compound or product or any discovery or development of a new indication or use for a compound or product.

(gg) “IP Holdings” has the meaning set forth in the first paragraph hereof.

(hh) “Knowledge” means, with respect to a Party, the actual or constructive knowledge of any executive officer of such Party, without any obligation to conduct any inquiry.

(ii) “Law” means any national, federal, state, provincial, departmental, or local law, statute or ordinance, or any rule, regulation, or published guidelines or pronouncements having the effect of law promulgated by any Governmental Entity, as applicable in the relevant jurisdiction.

(jj) “Licensee” has the meaning set forth in the first paragraph hereof.

(kk) “Losses” has the meaning set forth in Section 6.1.

(ll) “Non-Exclusive License” has meaning set forth in Section 2.1(c).

(mm) “Party” and “Parties” has the meaning set forth in the first paragraph hereof.

(nn) “Patents” means all national, regional and international patents and patent applications.

(oo) “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, business organization, trust, union, association, or other entity, including any Governmental Entity.

(pp) “Products” means any peptide-based vaccine or biotherapeutic, except for such vaccines or biotherapeutic related to the IgE Program, HIV T-Cell Vaccine and HSV T-Cell Vaccine.

(qq) “Receiving Party” has meaning set forth in Section 5.2(a).

(rr) “Related Rights” means the Existing Related Rights and the Arising Related Rights.

(ss) “Regulatory Authority” means any supra-national, national, federal, regional, state, provincial, departmental, or local regulatory agency, department, bureau, commission, council or entity regulating or otherwise exercising authority of any kind or nature with respect to the discovery, development, manufacture, marketing, distribution or sale of pharmaceutical products or intermediates or components thereof (including the pricing thereof), including the FDA.

(tt) “Regulatory Documentation” means all applications (including Investigational New Drug applications and New Drug Applications and their foreign equivalents), filings, submissions, registrations, licenses, authorizations, approvals (including regulatory marketing approvals), correspondence and reports submitted to or received from Regulatory Authorities and all supporting documents with respect thereto, regulatory drug lists, product labeling, promotional materials, adverse event files, compliance files, and clinical data contained or relied upon in any of the foregoing in respect of pharmaceutical products.

(uu) “Representatives” means, with respect to a Party, such Party’s officers, employees, agents, attorneys, consultants, advisors and other representatives.

(vv) “Sole License” has meaning set forth in Section 2.1(b).

(ww) “UBI” has the meaning set forth in the first paragraph hereof.

(xx) “US Holdings” has the meaning set forth in the first paragraph hereof.

(yy) “Term” has meaning set forth in Section 8.1.

(zz) “Third Party” means any Person other than Licensors, Licensee and their respective Affiliates.

(aaa) “Warrant” shall mean the warrant to purchase 3,000,000 shares, subject to adjustment in accordance with its terms, of common stock, par value $0.0001 per share, of Licensee in the form attached hereto as Exhibit D.

Section 1.2 Construction. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or, singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article”, “Section”, “clause”, and “Exhibit” refer to the specified Article, Section, clause, or Exhibit of this Agreement; (e) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; and (f) the terms “including” and “includes” mean “including without limitation” and “includes without limitation,” respectively. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

ARTICLE II

Right of Use

Section 2.1 Licenses under Contributed Assets; Regulatory Documentation.

(a) As of the Effective Date, each Licensor, on behalf of itself and each of its Affiliates (other than any other Licensor), shall, and hereby does, grant to Licensee a worldwide, sublicensable in accordance with Section 2.2, perpetual, exclusive (even as to Licensors), fully paid-up, royalty-free right and license (or sublicense) under the Existing Patents and the Existing Related Rights to research, develop, make or have made, utilize, import, export, market, distribute, offer for sale, sell or have sold, commercialize and otherwise exploit Products in the Field (such license, the “Exclusive License”).

(b) As of the Effective Date, each Licensor, on behalf of itself and each of its Affiliates (other than any other Licensor), shall, and hereby does, grant to Licensee a worldwide, sublicensable in accordance with Section 2.2, perpetual, exclusive (except as to Licensors), fully paid-up, royalty-free right and license (or sublicense) under the Arising Patents and the Arising Related Rights to research, develop, make or have made, utilize, import, export, market, distribute, offer for sale, sell or have sold, commercialize and otherwise exploit Products in the Field (such license, the “Sole License”).

(c) As of the Effective Date, each Licensor, on behalf of itself and each of its Affiliates (other than any other Licensor), shall, and hereby does, grant to Licensee a worldwide, sublicensable in accordance with Section 2.2, perpetual, non-exclusive, fully paid-up, royalty-free right and license (or sublicense) under the Contributed Know-How to research, develop, make or have made, utilize, import, export, market, distribute, offer for sale, sell or have sold, commercialize and otherwise exploit Products in the Field (such license, the “Non-Exclusive License”).

(d) As of the Effective Date, to the extent any such Contributed Regulatory Documentation has not previously been assigned to Licensee in conjunction with rights at least as broad as those set forth in this Section 2.1(b), each Licensor hereby assigns to Licensee, and Licensee hereby accepts, all of such Licensor’s right, title and interest in and to the Contributed Regulatory Documentation.

Section 2.2 Sublicensing. Licensee shall have the right to grant sublicenses (or further rights of reference), through multiple tiers of sublicensees, under the licenses and rights of reference granted in Section 2.1 to its Affiliates and Third Parties; provided, that (a) any such sublicenses shall be consistent with the terms and conditions of this Agreement; and (b) Licensee shall be primarily responsible for any breach by any sublicensee of this Agreement. Licensee shall provide Licensors with a copy of any sublicense it enters into with a Third Party. For clarity, if Licensee or its Affiliate grants any sublicense under this Section 2.2 that is inconsistent with the terms of this Agreement, such sublicense shall to the extent of any such inconsistency be null and void and unenforceable against Licensors.

Section 2.3 Non-Disposal of IP. Licensors shall not (and shall not permit or cause any of their Affiliates to) dispose of any of the Contributed Assets unless Licensee’s rights granted pursuant to Section 2.1 are preserved.

Section 2.4 Licensing Restrictions. From the Effective Date, Licensors shall not (and shall not permit to cause any of their Affiliates to) grant or enter into any agreement, arrangement or commitment, according to which any Affiliate of Licensors or any Third Party is granted any rights that would derogate from or conflict with the rights and licenses granted to Licensee pursuant to this ARTICLE II.

Section 2.5 No Implied Licenses. All rights in and to the Contributed Assets not expressly licensed to Licensee under this Agreement are hereby retained by Licensors or their Affiliates. Except as expressly provided in this Agreement, no Party will be deemed by estoppel or implication to have granted the other Party any licenses or other right with respect to any intellectual property.

Section 2.6 Non-Compete.

(a) During the Term of the Agreement, each of the Licensors covenants not to, and covenants not to permit or cause any of its Affiliates or its or their respective employees, directors or officers to, directly or indirectly (including through the grant of any license, option or other right to any Third Party), (i) research, develop, make or have made, utilize, import, export, market, distribute, offer for sale, sell or have sold, commercialize and otherwise exploit Products in the Field or (ii) otherwise compete with Licensee with respect to the exploitation of Products in the Field.

(b) If during the Term of the Agreement any of the Licensors acquires a Third Party or a portion of the business of a Third Party (whether by merger, stock purchase or purchase of assets) that is, prior to such acquisition, engaged in researching, developing, commercializing or exploiting any Products in the Field that would violate Section 2.6(a) if researched, developed, commercialized or exploited by any of the Licensors (“Competing Program”), such Licensor shall use commercially reasonably efforts to divest such Competing Program promptly following the closing of such acquisition.

Section 2.7 Procurement. If the Licensors or any of their Affiliates do not have the necessary rights, title and interests to grant the licenses purported to be granted herein, Licensors shall, or shall cause their Affiliates to, promptly procure all such rights, title and interests for Licensee’s benefit, at Licensors’ sole cost and expense.

Section 2.8 Consideration. In partial consideration of the licenses and rights granted herein, Licensee shall, concurrently with the execution and delivery of this agreement, issue to UBI the Warrant.

Section 2.9 Withholding. Licensee shall be entitled to deduct and withhold taxes on any and all payments made to the Licensors pursuant to this Agreement (including in connection with the issuance of the Warrant) to the extent required by applicable Law. The Licensors shall deliver to the Licensee a duly executed IRS Form W-9 or an applicable IRS Form W-8 prior to the Effective Date (and at any time thereafter if such IRS Form W-9 or applicable IRS Form W-8 is no longer valid, or upon the Licensee’s reasonable request).

Section 2.10 Tax Treatment. Licensee and Licensors agree (a) that the Warrants will be issued as consideration for the licenses granted to the Licensee pursuant to this Agreement and not in connection with the performance of any services by the Licensors for all applicable tax purposes (“Tax Treatment”) and (b) not to take any position on any tax return or in any tax audit or proceeding or otherwise inconsistent with the Tax Treatment unless otherwise required pursuant to a “final determination” within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended (or any similar provision of applicable U.S. state or local or non-U.S. law).

ARTICLE III

Representations and Warranties of Licensors

Licensors represent and warrant to Licensee that the statements contained in this ARTICLE III are true and correct as of the Effective Date.

Section 3.1 Organization and Authority of UBI; Enforceability. UBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. UBI has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by UBI of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of UBI. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by UBI, and (assuming due authorization, execution and delivery by Licensee) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of UBI, enforceable against UBI in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

Section 3.2 Organization and Authority of IP Holdings; Enforceability. IP Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. IP Holdings has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by IP Holdings of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of IP Holdings. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by IP Holdings, and (assuming due authorization, execution and delivery by Licensee) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of IP Holdings, enforceable against IP Holdings in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

Section 3.3 Organization and Authority of US Holdings; Enforceability. US Holdings is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. US Holdings has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by US Holdings of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of US Holdings. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by US Holdings, and (assuming due authorization, execution and delivery by Licensee) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of US Holdings, enforceable against US Holdings in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

Section 3.4 No Conflicts; Consents. The execution, delivery and performance by Licensors of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Licensors; (b) violate or conflict with any judgment, order, decree or Law applicable to any Licensor or any of its Affiliates or the Contributed Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which any Licensor or any of its Affiliates is a party and to which any of the Contributed Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Contributed Assets. No consent, approval, waiver or authorization is required to be obtained by any Licensor or any of its Affiliates from any Person (including any Governmental Entity) in connection with the execution, delivery and performance by Licensors of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.5 Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Licensors’ Knowledge, threatened against or by Licensors or any of their Affiliates (a) relating to or affecting the Existing Assets; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 3.6 No Broker. There is no broker, finder, investment banker or financial advisor acting or who has acted on behalf of or based upon arrangements made by Licensors, who is entitled to receive any brokerage or finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.7 Existing Assets.

(a) To Licensors’ Knowledge, there are no claims, judgments, or settlements against, or amounts with respect thereto, owed by Licensors or any of their Affiliates relating to the Existing Patents, the Existing Know-How, or the Identified Existing Regulatory Documentation. Additionally, no claim or litigation has been brought or, to Licensors’ Knowledge, threatened, by any Person against Licensors or any of their Affiliates alleging, and Licensors has no Knowledge of any claim, whether or not asserted, that (i) the Existing Patents are invalid or unenforceable or (ii) the Existing Patents, the Existing Know-How, or the Identified Existing Regulatory Documentation or the disclosing, copying, making, assigning, or licensing of the Existing Patents, the Existing Know-How, or the Identified Existing Regulatory Documentation violates, infringes, or otherwise conflicts or interferes with, or would violate, infringe, or otherwise conflict or interfere with, any intellectual property or proprietary right of any Person.

(b) Licensors and their controlled Affiliates are the sole and exclusive owners of the entire right, title and interest in and to the Existing Patents, the Existing Know-How, and the Existing Regulatory Documentation.

(c) Licensors have the full right, power and authority to grant or cause to be granted all of the rights, title and interests in the licenses purported to be granted to Licensee under this Agreement;

(d) To Licensors’ Knowledge, no Person is infringing or threatening to infringe or misappropriating or threatening to misappropriate the Existing Patents, the Existing Know-How, or the Identified Existing Regulatory Documentation.

(e) To Licensors’ Knowledge, the conception, development, and reduction to practice of the Existing Patents and the Inventions claimed thereby, the Existing Know-How, and the Identified Existing Regulatory Documentation have not constituted or involved the misappropriation of trade secrets or other rights or property of any Person.

(f) To Licensors’ Knowledge, (i) the Existing Patents have been diligently prosecuted in the respective patent offices in accordance with applicable Law; and (ii) the Existing Patents have been filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment.

(g) To Licensors’ Knowledge, in respect of any pending patent applications included in the Existing Patents, Licensors or one or more of their Affiliates have presented all relevant references, documents, or Information of which Licensors or any of their Affiliates are aware to the relevant patent examiner at the relevant patent office.

(h) To Licensors’ Knowledge, each of the Existing Patents properly identifies each and every inventor of the claims thereof as determined in accordance with applicable Law of the jurisdiction in which such Existing Patent is issued or such application is pending.

(i) To Licensors’ Knowledge, each Person who has or has had any rights in or to any Existing Patents or any Existing Know-How has assigned and has executed an agreement assigning his or its entire right, title, and interest in and to such Existing Patents and Existing Know-How to Licensors or to one or more of their Affiliates.

(j) To Licensors’ Knowledge, all works of authorship and all other materials subject to copyright protection included in the Existing Know-How were either (i) created by Licensors, Licensors’ Affiliates or employees of Licensors or Licensors’ Affiliates within the scope of their employment or are otherwise works made for hire, or (ii) all right, title, and interest in and to such materials have been legally and fully assigned and transferred to Licensors or one or more of their Affiliates.

(k) The Inventions claimed or covered by the Existing Patents (i) were not conceived, discovered, developed, or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof or any other government, (ii) are not a “subject invention” as that term is described in 35 U.S.C. § 201(e) or any foreign counterpart thereof, and (iii) are not otherwise subject to the provisions of the Bayh-Dole Act or any similar Law of any jurisdiction outside the United States.

Section 3.8 Exclusivity of Representations. LICENSEE ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III, LICENSORS HAVE MADE NO REPRESENTATION OR WARRANTY WHATSOEVER RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND LICENSEE HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, LICENSEE ACKNOWLEDGES AND AGREES THAT, (A) EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE III, LICENSEE IS ACQUIRING THE CONTRIBUTED ASSETS ON AN “AS IS, WHERE IS” BASIS WITHOUT ANY EXPRESS OR IMPLIED WARRANTIES, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING ANY WARRANTY AS TO QUALITY, FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, CONDITION OF ASSETS OR AS TO ANY OTHER MATTER AND (B) LICENSORS DO NOT REPRESENT OR WARRANT THAT THE CONTRIBUTED ASSETS INCLUDE ALL ASSETS OR RIGHTS NECESSARY TO PRACTICE OR EXPLOIT ANY PARTICULAR PRODUCT OR SERVICE.

ARTICLE IV

Representations and Warranties of Licensee

Licensee represents and warrants to Licensors that the statements contained in this ARTICLE IV are true and correct as of the Effective Date.

Section 4.1 Organization and Authority of Licensee; Enforceability. Licensee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Licensee has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Licensee of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Licensee. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Licensee, and (assuming due authorization, execution and delivery by Licensors) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Licensee enforceable against Licensee in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

Section 4.2 No Conflicts; Consents. The execution, delivery and performance by Licensee of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Licensee; or (b) violate or conflict with any judgment, order, decree or Law applicable to Licensee. No consent, approval, waiver or authorization is required to be obtained by Licensee from any Person (including any Governmental Entity) in connection with the execution, delivery and performance by Licensee of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.3 Legal Proceedings. There is no Action of any nature pending or, to Licensee’s Knowledge, threatened against or by Licensee that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.4 No Broker. There is no broker, finder, investment banker or financial advisor acting or who has acted on behalf of or based upon arrangements made by Licensee, who is entitled to receive any brokerage or finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.5 Exclusivity of Representations. LICENSORS ACKNOWLEDGE AND AGREE THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV, LICENSEE HAS MADE NO REPRESENTATION OR WARRANTY WHATSOEVER RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND LICENSORS HAVE NOT RELIED ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED.

ARTICLE V

Covenants of the Parties

Section 5.1 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements, neither Party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing either Party may disclose this Agreement and its terms to potential or actual investors, acquirors and providers of finance, and similar persons and their advisors and representatives so long as such persons are prior to such disclosure subject to customary restrictions on their use and disclosure of such information.

Section 5.2 Confidentiality.

(a) Confidential Information. All confidential or proprietary information that is disclosed or provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) pursuant to this Agreement, whether in oral, written, graphic, electronic, or any other form, shall be the “Confidential Information” of the Disclosing Party. Except to the extent expressly authorized by this Agreement or by the other Party in writing, during the term of this Agreement and for ten (10) years thereafter, each Party shall maintain in strict trust and confidence and shall not disclose to any Third Party or use for any purpose any Confidential Information of the other Party, other than as provided for in this Agreement. Notwithstanding the foregoing, any such Confidential Information that constitutes a trade secret under applicable Law shall be held in confidence by the Receiving Party in perpetuity until the time such Confidential Information no longer remains a trade secret under applicable Law. Each Party agrees that it shall not use the other Party’s Confidential Information for any purpose or in any manner that would constitute a violation of applicable Laws. For the avoidance of doubt, as between Licensee and the Licensors, confidential information made available to Licensee hereunder relating to the Contributed Assets shall be the Confidential Information of the relevant Licensor.

(b) Exceptions. The obligations of confidentiality and nonuse set forth in Section 5.2(a) shall not apply to any specific portion of information that the Receiving Party can demonstrate by competent written proof: (a) is in the public domain or comes into the public domain through no fault of the Receiving Party; (b) is furnished to the Receiving Party by a Third Party rightfully in possession of such information and not subject to a duty of confidentiality with respect thereto; (c) is already known by the Receiving Party at the time of receiving such Confidential Information from the Disclosing Party, as evidenced by the Receiving Party’s prior written records, which shall not include any information relating to the Contributed Assets; or (d) is independently developed by the Receiving Party without access to the Disclosing Party’s Confidential Information.

(c) Authorized Disclosure. Notwithstanding anything to the contrary in this Section 5.2, the Receiving Party may disclose certain Confidential Information of the Disclosing Party to the extent such disclosure:

(i) is (A) required by applicable Law, (B) pursuant to a valid order of a court or other governmental body having jurisdiction, (C) made to Governmental Entities or Regulatory Authorities (I) to obtain Patents as expressly permitted in this Agreement or (II) to gain or maintain regulatory approvals or to commercialize Products; provided that, in each case of (A) through (C), such Receiving Party provides such Disclosing Party with reasonable prior written notice of such disclosure and reasonable assistance in obtaining a protective order or confidential treatment preventing or limiting the disclosure and/or requiring that the Confidential Information so disclosed be used only for the purposes for which the applicable Law required, or for which the order was issued;

(ii) is on a “need to know basis” to permitted subcontractors and to employees and agents of such Receiving Party and its permitted subcontractors, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Section 5.2, which for avoidance of doubt, will not permit use of such Confidential Information for any purpose except those permitted by this Agreement; provided, however, that such Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 5.2(c)(ii) to treat such Confidential Information as required under this Section 5.2;

(iii) is made in connection with a public announcement required under the rules of any stock exchange or under securities laws, including in connection with an initial public offering or any subsequent offering of securities of such Receiving Party; or

(iv) is to existing or potential acquirers or merger candidates, existing or potential sublicensees, investment bankers, existing or potential investors, venture capital firms or other financial institutions or investors for purposes of obtaining financing, each of whom prior to disclosure is bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Section 5.2 (but may be of shorter duration).

(d) Return of Confidential Information. Upon termination of the Agreement, or upon written request of the Disclosing Party, the Receiving Party shall promptly return to the Disclosing Party or destroy all documents, notes and other tangible materials representing the Disclosing Party’s Confidential Information and all copies thereof; provided, however, that each Party may retain a single archival copy of the other Party’s Confidential Information for the sole purpose of facilitating compliance with the surviving provisions of this Agreement.

(e) Injunctive Relief. The Parties expressly acknowledge and agree that any breach or threatened breach of Section 5.2 of this Agreement may cause immediate and irreparable harm to the non-breaching Party that may not be adequately compensated by damages. Each Party therefore agrees that in the event of such breach or threatened breach and in addition to any remedies available at law, the non-breaching Party shall have the right to seek equitable and injunctive relief, without bond, in connection with such a breach or threatened breach.

Section 5.3 Regulatory Documentation and Know-How. Promptly following the Effective Date, Licensors will deliver to Licensee, to the extent not previously delivered by Licensors to Licensee, all Existing Know-How and Existing Regulatory Documentation. From time to time thereafter, upon Licensee’s reasonable request, Licensors will deliver to Licensee any Arising Know-How and Arising Regulatory Documentation not previously delivered.

Section 5.4 Further Assurances. Following the Effective Date, each of the Parties shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

ARTICLE VI

Indemnification

Section 6.1 Indemnification by Licensors. Subject to the other terms and conditions of this ARTICLE VI, Licensors shall defend, indemnify and hold harmless Licensee, its Affiliates and their respective stockholders, directors, officers and employees from and against all third party claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements (collectively, “Losses”), arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Licensors contained in this Agreement or any document to be delivered by Licensors hereunder; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Licensors pursuant to this Agreement or any document to be delivered by Licensors hereunder;

except, in each case ((a) and (b)), for those Losses for which Licensee has an obligation to indemnify Licensors, its Affiliates or their respective stockholders, directors, officers and employees pursuant to Section 6.2, as to which Losses each Party shall indemnify the other to the extent of their respective liability.

Section 6.2 Indemnification by Licensee. Subject to the other terms and conditions of this ARTICLE VI, Licensee shall defend, indemnify and hold harmless Licensors, their Affiliates and their respective stockholders, directors, officers and employees from and against all Losses arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Licensee contained in this Agreement or any document to be delivered by Licensee hereunder;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Licensee pursuant to this Agreement or any document to be delivered by Licensee hereunder; or

(c) the exploitation of the Contributed Assets;

except, in each case ((a), (b) and (c)), for those Losses for which Licensors have an obligation to indemnify Licensee, its Affiliates or their respective stockholders, directors, officers and employees pursuant to Section 6.1, as to which Losses each Party shall indemnify the other to the extent of their respective liability.

Section 6.3 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the Party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other Party (the “Indemnifying Party”). Each such notice shall contain a description of the claim and the nature and amount of such Losses (to the extent that the nature and amount of such Losses are known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses. In connection with any indemnifiable Losses arising or relating to any Action by a Third Party, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice thereof to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations under this Agreement with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action by a Third Party without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.4 Limitations. NO PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTIES FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING BUSINESS INTERRUPTION OR LOST PROFITS, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, EXCEPT TO THE EXTENT THE SAME ARE AWARDED ARISING OUT OF AN ACTION INVOLVING A THIRD PARTY. EXCEPT FOR AMOUNTS AWARDED TO THIRD PARTIES IN RESPECT OF INDEMNIFICATION, NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER FOR PUNITIVE OR EXEMPLARY DAMAGES.

ARTICLE VII

Patent Expenses and Prosecution of Contributed Patents; Enforcement

Section 7.1 Direction of Prosecution. As of the Effective Date, Licensee shall be responsible for the cost and strategy of the prosecution and maintenance of the Contributed Patents. Licensors hereby appoint Licensee as its agent to prepare, file, prosecute, maintain and defend in all agency proceedings (e.g. reissues, reexaminations, oppositions and interferences) of all Contributed Patents during the Term. Licensee shall keep Licensors reasonably apprised of developments as they occur for the Contributed Patents, shall copy Licensors on all patent prosecution documents and shall provide Licensors reasonable time to review and comment on any such filings. Licensee shall consider the relevant Licensor’s comments in good faith; provided, however, that Licensee shall maintain final authority in all decisions regarding the prosecution and maintenance of the Contributed Patents.

Section 7.2 Abandonment of Rights. If at any time Licensee wishes to cease paying for any costs for a particular Contributed Patent or for patent prosecution thereof in a particular jurisdiction, Licensee must give Licensors at least 90 days prior written notice and Licensee will continue to be obligated to pay for the patent costs which reasonably accrue during said notice period.

Section 7.3 Enforcement. Each Party shall notify the other Parties promptly after becoming aware of any infringement of the Contributed Patents by a third party and of any available evidence thereof. Licensee shall have the first right, but not obligation, under its own control and at its own expense, to prosecute any third party infringement of the Contributed Patents. Licensee must not settle or compromise any such suit in a manner that imposes any material obligations or restrictions on Licensors or grants any rights to the Contributed Patents other than rights that Licensee has the right to grant under this Agreement. In the event Licensee does not bring any such legal action within two (2) months after the date of notice of such infringement (or settle or otherwise secure the abatement of such infringement action) or ceases to diligently pursue such infringement action, Licensors may bring and control any legal action to enforce the Contributed Patents against such infringement, at Licensors’ sole cost and expense. Each Party agrees to cooperate in any action under this Section 7.3 which is controlled by another Party including, without limitation, joining such action as a party plaintiff if necessary or desirable for initiation or continuation of such action; provided that the controlling Party reimburses the cooperating Party(ies) promptly for any reasonable costs and expenses incurred by the cooperating Party(ies) in connection with providing such assistance.

ARTICLE VIII

Miscellaneous

Section 8.1 Term. This Agreement shall become effective as of the Effective Date and shall remain in force until the Parties mutually consent in writing to terminate (“Term”). In the event of termination of this Agreement, all licenses and sublicenses granted under Article II and other rights with respect to the Contributed Assets shall terminate. In the event of termination, Article I, Article III, Article IV, Article V, Article VI, Article VII, and Article VIII shall survive termination. Upon termination of this Agreement, Licensee hereby assigns to UBI all right, title and interest in and to the Contributed Regulatory Documentation.

Section 8.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.2):

If to UBI:	United Biomedical, Inc.
25 Davids Drive
Hauppauge, New York 11788 U.S.A.
Fax: [***]
Attn: Legal Affairs

With a copy to: [***]

If to IP Holdings:	UBI IP Holdings
c/o Stuarts Corporate Services Ltd.
P.O. Box 2510
Grand Cayman KY1-1104
Cayman Islands
Attn: Legal Affairs

With a copy to: [***]

If to US Holdings:	UBI US Holdings, LLC
25 Davids Drive
Hauppauge, New York 11788 U.S.A.
Facsimile: [***]
Attn: Legal Affairs

With a copy to: [***]

If to Licensee:	Vaxxinity, Inc.
1717 Main Street, Suite 3388
Dallas, TX 75201
Fax: [***]
E-mail: [***]
Attn: General Counsel

Section 8.3 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersede all prior understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the exhibits and other documents delivered in connection herewith, this Agreement shall control.

Section 8.4 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 8.5 Amendment; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.6 Assignment. Without limitation of Licensee’s right to grant sublicenses in accordance with Section 2.2, neither Party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, provided that either Party may assign this Agreement or any of the rights, interests or obligations hereunder without the consent of the other Party: (a) to any of its Affiliates; or (b) in connection with the transfer or sale of all or substantially all of such Party’s business or assets to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise. Any attempted assignment or delegation in violation of the preceding sentence shall be void and of no effect. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 8.7 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to, or shall, confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

Section 8.9 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other Governmental Entity in accordance with applicable Law.

Section 8.10 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Licensors are, and shall otherwise be deemed to be, for purposes of § 365(n) of the US Bankruptcy Code, licenses of rights to “intellectual property” as defined under § 101 of the US Bankruptcy Code or similar provision in the bankruptcy laws of another jurisdiction (the “Code”). The Parties agree that Licensee, as licensee of intellectual property under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code. The Parties further agree that in the event of a rejection of this Agreement by a Licensor in any bankruptcy proceeding by or against such Licensor under the Code: (a) Licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property that are necessary for Licensee to practice its license to such intellectual property, which, if not already in Licensee’s possession, shall be promptly delivered to it upon its written request therefor; and (b) no Licensor shall interfere with Licensee’s rights to such intellectual property, and each Licensor shall assist and not interfere with Licensee in obtaining such intellectual property and such embodiments of such intellectual property from another entity. The term “embodiments” of intellectual property means all tangible embodiments of the intellectual property licensed hereunder to the extent of the license scope. All rights, powers and remedies provided in this Section 8.10 are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Code) in the event of the commencement of a case under the Code.

Section 8.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail PDF or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the first date set forth above.

UBI:		LICENSEE:

UNITED BIOMEDICAL, INC.		VAXXINITY, INC.

By:	/s/ Joop F. Sistermans	By:	/s/ Mei Mei Hu
	Name: Joop F. Sistermans		Name: Mei Mei Hu
	Title: Director		Title: CEO
	Date Signed: 08/06/2021		Date Signed: 08/06/2021

US HOLDINGS:		IP HOLDINGS:

UBI US HOLDINGS, LLC		UBI IP HOLDINGS

By:	/s/ Joop F. Sistermans	By:	/s/ Joop F. Sistermans
	Name: Joop F. Sistermans		Name: Joop F. Sistermans
	Title: Director		Title: Director
	Date Signed: 08/06/2021		Date Signed: 08/06/2021

EXHIBIT A

Contributed Patents

[***]

1

EXHIBIT B

CpG Patents

[***]

2

EXHIBIT C

UBITh Patents

[***]

3

EXHIBIT D

Warrant